As filed with the Securities and Exchange Commission on February 12, 2009

Registration No. 333-153362

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GIGOPTIX, INC.

(Exact name of registrant as specified in its charter)

Delaware	26-2439072
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2400 Geng Road

Suite 100

Palo Alto, California

(650) 424-1937

(Address of Principal Executive Offices)

GigOptix, Inc. 2008 Equity Incentive Plan

Lumera Corporation 2004 Equity Incentive Plan

Lumera Corporation 2000 Stock Option Plan

GigOptix LLC 2007 Equity Incentive Plan

(Full title of the Plan)

Dr. Avi Katz

President and Chief Executive Officer

2400 Geng Road

Suite 100

Palo Alto, California

(650) 424-1937

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Christopher J. Austin, Esq.

Ropes & Gray LLP

One International Place

Boston, Massachusetts 02110

(617) 951-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “large accelerated filer”, “accelerated filer”, or “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.001 par value	2,500,000(2)	$0.915(3)	$2,287,500(3)	$89.90
Common Stock, $0.001 par value	229,755(4)	$32.88(5)	$7,554,344.40(5)	$296.89
Common Stock, $0.001 par value	21,701(6)	$62.24(5)	$1,350,670.24(5)	$53.09
Common Stock, $0.001 par value	572,988(7)	$0.73(5)	$418,281.24(5)	$16.43

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement covers, in addition to the number of shares of the common stock, par value $0.001 per share, of the Registrant (“Common Stock”) shown in the table, an indeterminate number of shares of the Registrant’s Common Stock which, by reason of certain events specified in the plans identified on the cover page (the “Plans”), may become subject to issuance pursuant to the Plans.

(2)	Represents the number of shares of Common Stock available for issuance pursuant to the GigOptix, Inc. 2008 Equity Incentive Plan.

(3)	Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, solely for purposes of calculating the registration fee, based on the average of the high and low prices of Common Stock on February 10, 2009, as quoted on the OTC Bulletin Board.

(4)	Represents the number of shares of Common Stock subject to options outstanding under the Lumera Corporation 2004 Equity Incentive Plan, as assumed by the Registrant.

(5)	Estimated in accordance with Rule 457(h) under the Securities Act of 1933, as amended, solely for purposes of calculating the registration fee.

(6)	Represents the number of shares of Common Stock subject to options outstanding under the Lumera Corporation 2000 Stock Option Plan, as assumed by the Registrant.

(7)	Represents the number of shares of Common Stock subject to options outstanding under the GigOptix LLC 2007 Equity Incentive Plan, as assumed by the Registrant.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by GigOptix, Inc., a Delaware corporation (the “Registrant”), in connection with the Agreement and Plan of Merger, dated as of March 27, 2008 (the “Merger Agreement”), among the Registrant (formerly, “Galileo Merger Holdings, Inc.”), GigOptix LLC, an Idaho limited liability company (“GigOptix”), Lumera Corporation, a Delaware corporation (“Lumera”), Galileo Merger Sub G, LLC, an Idaho limited liability company, and Galileo Merger Sub L, Inc., a Delaware corporation, pursuant to which Galileo Merger Sub G, LLC merged with an into GigOptix and Galileo Merger Sub L, Inc. merged with and into Lumera (the “Mergers”), with GigOptix and Lumera continuing as the surviving corporations, respectively, of the Mergers. The Mergers became effective on December 9, 2008, at which time the Registrant assumed the Lumera Corporation 2004 Equity Incentive Plan, the Lumera Corporation 2000 Stock Option Plan, and the GigOptix LLC 2007 Equity Incentive Plan (the “Assumed Plans”) and each outstanding award granted under the Assumed Plans.

This Registration Statement is also being filed by the Registrant to register an aggregate of 2,500,000 shares of Common Stock issuable pursuant to the GigOptix, Inc. 2008 Equity Incentive Plan (together with the Assumed Plans, the “Plans”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	The documents containing the information specified in Part I will be sent or given to the participants in the Plans as specified by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). According to the Note to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “SEC”), either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Immediately before the completion of the Mergers, the common stock of Lumera was deemed registered under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). On December 9, 2008, in connection with the completion of the Mergers, the Common Stock of the Registrant was deemed registered under Section 12(g) of the Exchange Act by operation of paragraph (a) of Rule 12g-3 under the Exchange Act. As a result, the Registrant succeeded to the reporting status of Lumera under the Exchange Act.

The following documents filed by Lumera with the SEC are incorporated by reference into this registration statement:

(a)	Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (as amended by the Annual Report on Form 10-K/A filed on March 27, 2008).

(b)	Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2008, June 30, 2008, and September 30, 2008.

(c)	Current Reports on Form 8-K filed with the SEC on February 25, 2008, March 11, 2008, April 1, 2008, May 6, 2008, May 22, 2008, July 15, 2008, August 8, 2008, August 20, 2008, September 5, 2008, October 21, 2008, October 30, 2008, November 24, 2008, November 25, 2008, December 3, 2008, December 5, 2008 and December 10, 2008.

The following documents filed by the Registrant with the SEC are incorporated by reference into this registration statement:

(a)	Prospectus dated October 24, 2008 that forms part of the Registration Statement on Form S-4 (File No. 333-153362) filed with the SEC on October 24, 2008, as amended by the prospectus supplement filed on November 24, 2008 with the SEC pursuant to Rule 424 under the Securities Act.

(b)	Current Reports on Form 8-K filed with the SEC on December 10, 2008, December 11, 2008, January 29, 2009 and February 2, 2009.

(c)	Description of Registrant’s common stock contained in the Registration Statement on Form S-4 (File No. 333-153362) filed with the SEC on October 24, 2008, and all amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference into this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any other subsequently filed document which also is or is deemed to be incorporated into this registration statement modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Delaware General Corporation Law. Section 145(a) of the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the Delaware General Corporation Law provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(d) of the Delaware General Corporation Law states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 145(f) of the Delaware General Corporation Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 145(g) of the Delaware General Corporation Law provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

Section 145(j) of the Delaware General Corporation Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Certificate of Incorporation. The Registrant’s amended and restated certificate of incorporation provides that, to the fullest extent permitted by applicable law, the Registrant will indemnify expenses to and hold harmless any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Registrant or, while a director or an officer of the Registrant, is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person. Notwithstanding the preceding sentence, the Registrant will be required to so indemnify or advance expenses for such a proceeding only if the commencement of such proceeding by such person was authorized by the Board of Directors of the Registrant.

Bylaws. The Registrant’s amended and restated bylaws provide for the indemnification for any person who was or is made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Registrant or, while a director or officer of the Registrant, is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, where the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, shall be indemnified and held harmless by the Registrant to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Registrant to provide broader indemnification rights that permitted prior thereto), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Notwithstanding the preceding sentence, the Registrant shall indemnify a person initiating a proceeding to enforce the rights to indemnification only if such person was successful in such proceeding or if such proceeding was authorized by the Board of Directors of the Registrant.

Insurance. The Registrant maintains directors and officers liability insurance, which covers directors and officers of the Registrant against certain claims or liabilities arising out of the performance of their duties.

Merger Agreement Provisions. The Merger Agreement provides that, for at least six years after the effective time of the Mergers, the Registrant and GigOptix will indemnify and hold harmless, and provide advancement of expenses to, all present and former officers and directors of GigOptix and its subsidiaries with respect to acts or omissions occurring before the effective time of the Mergers, including those relating to the transactions contemplated by the Merger Agreement, to the fullest extent permitted by applicable laws. Similarly, for at least six years after the effective time of the Mergers, the Registrant and Lumera will indemnify and hold harmless, and provide advancement of expenses to, all present and former officers and directors of Lumera and its subsidiaries with respect to acts or omissions occurring before the effective time of the Mergers, including those relating to the transactions contemplated by the Merger Agreement, to the fullest extent permitted by applicable law. After the Mergers, the Registrant, GigOptix and Lumera will also fulfill and honor the obligations of GigOptix and Lumera under any indemnification agreements between GigOptix and Lumera, respectively, and its present or former directors, officers and employees.

The Merger Agreement requires the Registrant to use reasonable best efforts, subject to various conditions, to cause to be maintained for a period of six years after the effective time of the Mergers the directors’ and officers’ and fiduciary liability insurance policies maintained by GigOptix, or policies of at least the same coverage and amount and containing terms and conditions that are not less advantageous than such policies, with respect to facts or events occurring before the effective time of the Mergers, including events relating to the transactions contemplated by the Merger Agreement.

The Merger Agreement also requires the Registrant to use reasonable best efforts, subject to various conditions, to cause to be maintained for a period of six years after the effective time of the Mergers the directors’ and officers’ and fiduciary liability insurance policies maintained by Lumera, or policies of at least the same coverage and amount and containing terms and conditions that are not less advantageous than such policies, with respect to facts or events occurring before the effective time of the Mergers, including events relating to the transactions contemplated by the Merger Agreement.

If the Registrant, GigOptix or Lumera or any of their respective successors or assigns consolidates with or merges into any other person or entity and is not the continuing or surviving corporation or entity of such consolidation or merger, or transfers all or substantially all of its properties or assets to any person or entity, then, in each case, the Registrant, GigOptix or Lumera will be required to take such action as may be necessary so that such person or entity will assume all of the foregoing indemnification and insurance obligations.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The Registrant files the exhibits identified below.

Exhibit Number	Description

4.1	Specimen of the common stock, par value $0.0001 per share, of the Registrant. Filed as Exhibit 4.1 to the Registrant’s Registration Statement on Form S-4 (File No. 333-153362) and incorporated herein by reference.

5.1*	Opinion of Ropes & Gray LLP with respect to the legality of the common stock registered hereby.

10.1	GigOptix, Inc. 2008 Equity Incentive Plan. Filed as Exhibit 10.2 to the Registrant’s Registration Statement on Form S-4 (File No. 333-153362) and incorporated herein by reference.

10.2	Lumera Corporation 2004 Equity Incentive Plan. Filed previously with Amendment No. 1 to Lumera’s Registration Statement (File No. 333-115650) on Form S-1 on June 24, 2004.

10.3	Lumera Corporation 2000 Stock Option Plan. Filed previously with Amendment No. 1 to Lumera’s Registration Statement (File No. 333-115650) on Form S-1 on June 24, 2004.

10.4	GigOptix LLC 2007 Equity Incentive Plan. Filed as Exhibit 10.4 to the Registrant’s Registration Statement on Form S-4 (File No. 333-153362) and incorporated herein by reference.

23.1*	Consent of PricewaterhouseCoopers LLP regarding the financial statements of GigOptix.

23.2*	Consent of PricewaterhouseCoopers LLP regarding the financial statements of Lumera.

23.3*	Consent of PricewaterhouseCoopers AG regarding financials of GigOptix-Helix Ltd.

23.3	Consent of Ropes & Gray LLP (included in the opinion filed as Exhibit 5.1).

24.1	Powers of Attorney (included on the signature page of this Registration Statement).

*	Filed herewith.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post–effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post–effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That:

Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S–8 and the information required to be included in a post–effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post–effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post–effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Palo Alto, state of California, on this 12th day of February 2009.

GIGOPTIX, INC.

By:	/s/ Avi Katz
Name:	Dr. Avi Katz
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Avi Katz and Peter Biere, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement or any Registration Statement relating to this Registration Statement pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and all documents in connection therewith, making such changes in this Registration Statement as such person or persons so acting deems appropriate, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed as of February 12, 2009 by the following persons in the capacities indicated.

SIGNATURE	TITLE

/s/ Avi Katz Dr. Avi Katz	President, Chief Executive Officer and Director

/s/ Peter Biere Peter Biere	Chief Financial Officer and Chief Accounting Officer

/s/ C. James Judson C. James Judson	Director

/s/ Joseph Vallner Dr. Joseph Vallner	Director

/s/ Stephen C. Johnson Stephen C. Johnson	Director

/s/ Douglas Swenson Douglas Swenson	Director

/s/ Neil Miotto Neil Miotto	Director

/s/ Kimberly D.C. Trapp Kimberly D.C. Trapp	Director